Exhibit 99.1
A subsidiary of Pinnacle West Capital Corporation
Important notice concerning the
Pinnacle West Capital Corporation Savings Plan
February 7, 2007
This notice is being sent to all participants with a balance in the Pinnacle West Capital Corporation Savings Plan (the “Plan”) and employees who are eligible but are not currently participating in the Plan.
We want to inform you that a new recordkeeper, JPMorgan Retirement Plan Services, has been selected for the Pinnacle West Capital Corporation Savings Plan. As a result, the responsibility for keeping track of your account in the Plan will transition from Wells Fargo to JPMorgan Retirement Plan Services beginning at 3 p.m. Central Time, March 20, 2007.
During this transition, you temporarily will be unable to direct or diversify investments in the Pinnacle West Capital Corporation Savings Plan, or obtain a loan or distribution. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
The blackout period will begin at 3 p.m. Central time on March 20, 2007, and end during the week of April 1, 2007. During this time, you can determine whether the blackout period has started or ended by visiting www.retireonline.com or by calling JPMorgan Retirement Plan Services at 800-345-2345.
During the blackout period you will be unable to request a loan, withdrawal or distribution. In addition, you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, both up and down in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.
If you have any questions concerning this notice please contact the Pinnacle West Employee Benefits Department at 602-250-2324, email Benefits@apsc.com or send correspondence to:
Pinnacle West Capital Corporation
Attn: Employee Benefits Department
PO Box 53999, MS8467
Phoenix, AZ 85072-3999
If you would like to inquire or make changes to your Savings Plan account, please contact Wells Fargo at its Web site at http://retirementplan.wellsfargo.com or by phone at 888-319-9451. Representatives are available weekdays between 7 a.m. and 7 p.m. Central time.